As filed with the Securities and Exchange Commission on March 26, 2025

Registration Statement No. 333-277284

Registration Statement No. 333-263122

Registration Statement No. 333-255160

Registration Statement No. 333-255157

Registration Statement No. 333-236814

Registration Statement No. 333-230019

Registration Statement No. 333-223833

Registration Statement No. 333-221312

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-277284

FORM S-8 REGISTRATION STATEMENT NO. 333-263122

FORM S-8 REGISTRATION STATEMENT NO. 333-255160

FORM S-8 REGISTRATION STATEMENT NO. 333-255157

FORM S-8 REGISTRATION STATEMENT NO. 333-236814

FORM S-8 REGISTRATION STATEMENT NO. 333-230019

FORM S-8 REGISTRATION STATEMENT NO. 333-223833

FORM S-8 REGISTRATION STATEMENT NO. 333-221312

UNDER

THE SECURITIES ACT OF 1933

Altair Engineering Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-2591828
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1820 E. Big Beaver Road

Troy, Michigan 48083

(Address of Principal Executive Offices)(Zip Code))

(248) 614-2400

(Telephone number, including area code)

Altair Engineering Inc. 2017 Equity Incentive Plan

Altair Engineering Inc. 2001 Non-Qualified Stock Option Plan

Altair Engineering Inc. 2001 Incentive and Non-Qualified Stock Option Plan

Altair Engineering Inc. 2012 Incentive and Non-Qualified Stock Option Plan

Altair Engineering Inc. 2021 Employee Stock Purchase Plan

(Full titles of the plan)

Anthony L. Hemmelgarn

Chief Executive Officer

Altair Engineering Inc.

1820 E. Big Beaver Road

Troy, Michigan 48083

(248) 614-2400

(Name, address and telephone number of agent for service)

Copies to:

Peter Ehrenberg, Esq.

Kate Basmagian, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

(212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) originally filed by Altair Engineering Inc., a Delaware corporation (the “Company”). with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No.  333-277284 on Form S-8, registering an additional 2,461,590 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), for issuance pursuant to the Altair Engineering Inc. 2017 Equity Incentive Plan (the “2017 Plan”), filed with the SEC on February 22, 2024;

•	Registration Statement No. 333-263122 on Form S-8, registering an additional 2,376,902 shares of Class A Common Stock for issuance pursuant to the 2017 Plan, filed with the SEC on March 1, 2022;

•

Registration Statement No.  333-255160 on Form S-8, registering 3,200,000 shares of Class A Common Stock for issuance pursuant to the Altair Engineering Inc. 2021 Employee Stock Purchase Plan, filed with the SEC on April 9, 2021;

•	Registration Statement No. 333-255157 on Form S-8, registering an additional 2,229,799 shares of Class A Common Stock for issuance pursuant to the 2017 Plan, filed with the SEC on April 9, 2021;

•	Registration Statement No. 333-236814 on Form S-8, registering an additional 2,172,063 shares of Class A Common Stock for issuance pursuant to the 2017 Plan, filed with the SEC on March 2, 2020;

•	Registration Statement No. 333-230019 on Form S-8, registering an additional 2,115,583 shares of Class A Common Stock for issuance pursuant to the 2017 Plan, filed with the SEC on March 1, 2019;

•	Registration Statement No. 333-223833 on Form S-8, registering an additional 1,896,995 shares of Class A Common Stock for issuance pursuant to the 2017 Plan, filed with the SEC on March 21, 2018; and

•

Registration Statement No.  333-221312 on Form S-8, registering (i) 6,207,976 shares of Class A Common Stock, issuable pursuant to the 2017 Plan, (ii) 6,347,840 shares of Class A Common Stock, issuable pursuant to the Altair Engineering Inc. 2001 Non-Qualified Stock Option Plan, (iii) 1,190,252 shares of Class A Common Stock, issuable pursuant to the Altair Engineering Inc. 2001 Incentive and Non-Qualified Stock Option Plan, and (iv) 2,202,184 shares of Class A Common Stock, issuable pursuant to the Altair Engineering Inc. 2012 Incentive and Non-Qualified Stock Option Plan, filed with the SEC on November 3, 2017.

On March 26, 2025, pursuant to the Agreement and Plan of Merger, dated as of October 30, 2024, among the Company, Siemens Industry Software Inc., a Delaware corporation (“Siemens Industry”), and Astra Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Siemens Industry (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Siemens Industry.

In connection with the Merger, the Company has terminated all offerings of securities pursuant to its existing Registration Statements under the Securities Act of 1933. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statements which remain unsold at the termination of the offerings, the Company hereby terminates the effectiveness of the Registration Statements and removes from registration all securities registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statements. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on March 26, 2025.

ALTAIR ENGINEERING INC.

By:	/s/ Anthony L. Hemmelgarn
Name: Anthony L. Hemmelgarn
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.